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                                April 30, 1998


Pegasus Variable Funds
c/o NBD Bank
900 Tower Drive
Troy, MI 48098

     Re:  Pegasus Variable Funds - Shares of Beneficial Interest
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Ladies and Gentlemen:

     We have acted as counsel to Pegasus Variable Funds, a Delaware business trust (the "Trust"), in connection with the registration of its shares of beneficial interest, par value $0.10 per share, under the Securities Act of 1933, as amended.

     The Trust is authorized to issue an unlimited number of shares of beneficial interest. The Board of Trustees of the Trust has the power to divide the beneficial interest in the Trust into such transferable shares of one or more separate and distinct series or classes of a series as the Board shall from time to time create and establish. Pursuant to such authority, the Board of Trustees has previously divided an unlimited number of the Trust's shares into five series of shares (the "Series") and has further divided each Series into one or more classes of certain matters relating to the Shares. The Board of Trustees has previously authorized the issuance of Shares to the public.

     In giving the opinion stated below, we have reviewed: the Certificate of Trust as filed in the Office of the Secretary of State of the State of Delaware (the "State Office") on November 7, 1994 (the "Certificate"); a Certificate of Amendment to the Certificate of Trust of the Trust as filed in the State Office on October 4, 1996 and effective as of October 7, 1996; the Trust Instrument of the Trust dated November 7, 1994, as amended by Amendment No. 1 dated October 3, 1996 and effective as of October 7, 1996 (as amended, the "Governing Instrument"); the Bylaws of the Trust; resolutions adopted by the Board of Trustees and Shareholders, and such other legal and factual matters as we have deemed appropriate. We have assumed for the purpose of this opinion: (i) the due organization or formation of each entity that is a signatory to any of the documents reviewed by us; (ii) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced instruments, certificates and other documents, and of all documents contemplated by the Governing Instrument, the By-laws and applicable resolutions of the Trustees to be executed by investors desiring to become shareholders; (iii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Instrument, and compliance with the other terms, conditions and restrictions set forth in the Governing Instrument, the Trust's prospectuses and statements of additional information and all applicable resolutions of the Trustees of the Trust in connection with the issuance of Shares; (iv) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance, redemption or transfer of Shares; (v) that no event has occurred that would cause a termination or reorganization of the Trust or any Series under Section 11.4 or 11.5 of the Governing Instrument; (vi) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Business Trust Act, 13 Del. C. (SS) 3801 et seq. (the "Delaware Act") (including, without limitation, that the Trust became a registered investment company under the 1940 Act within the time period required under Section 3807 (b) of the Delaware Act); and (vii) that each of the documents examined by us is in full force and effect and has not been modified, supplemented or otherwise amended.

     This opinion is based exclusively on the Delaware Act and the federal Law of the United States of America.

     Based upon the foregoing, it is our opinion that the Shares constitute or, when issued in accordance with the requirements and procedures set forth in the Governing Instrument and By-Laws, will constitute validly issued, fully paid and non-assessable Shares of beneficial interest in the Trust, and that under the Delaware Act the holders of Shares, in such capacity, will be entitled to the same limitation of personal liability as that organized under the General Corporation Law of the State of Delaware (except that we express no opinion as to such holders who are also trustees of the Trust).

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 9 to the Trust's Registration Statement on Form N1-A.


                                        Very truly yours,

                                        /s/ Drinker Biddle & Reath LLP
                                        DRINKER BIDDLE & REATH LLP